EXHIBIT D-13

                                     BEFORE
                     THE PUBLIC UTILITIES COMMISSION OF OHIO


In the Matter of the Application of         )
Ohio Edison Company, The Cleveland          )
Electric Illuminating Company and The       )
Toledo Edison Company                       )         Case No. 05-______-EL-UNC
for  Eligible Facility Determinations       )
under the Public Utility Holding            )
Company Act                                 )


                                   APPLICATION
                                   -----------


          Ohio Edison Company ("OE"), The Cleveland Electric Illuminating Company ("CEI) and The Toledo Edison Company ("TE") for themselves, and on behalf of both OES Nuclear, Incorporated, and Pennsylvania Power Company ("Penn Power"), (collectively, the "Operating Companies") respectfully ask the Public Utilities Commission of Ohio ("Commission") to make the findings set forth in the Public Utility Holding Company Act of 1935 ("PUHCA") that are necessary for certain nuclear power plants that are to be transferred by the Operating Companies to FirstEnergy Nuclear Generation Corp. ("FENGenco") to each be deemed an "eligible facility" under PUHCA.

          In 2000, OE, together with CEI and TE (collectively, the "Ohio Operating Companies" or Applicants") filed an application in Case No. 00-2320-EL-UNC for a determination by the Commission that certain fossil generating plants be found to be "eligible facilities" that (a) will benefit consumers; (b) are in the public interest; and (c) do not violate state law. In that proceeding the Commission made these findings, saying, "[T]he application for a determination that allowing the fossil fuel plants, as listed in attachment A to the application, to be eligible facilities under the PUHCA will benefit consumers, is in the public interest, and does not violate state law is approved." (Entry, p. 2, Case No. 00-2320-EL-UNC, December 21, 2000). The


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Applicants now ask the Commission to make the same determinations with regard to the Operating Companies' ownership interests in the Beaver Valley Nuclear Power Plant Units 1 and 2 in Shippingport, Pennsylvania; the Davis-Besse Nuclear Power Plant in Oak Harbor, Ohio; and the Perry Nuclear Power Plant in North Perry Village, Ohio (collectively, the "Nuclear Assets"). The Nuclear Assets are more fully described in Attachment A to this Application.

          In support of their request, the Ohio Operating Companies state the following:

1. The Ohio Operating Companies are Ohio public utilities engaged in the purchase, transmission, distribution and sale of electric energy and related utility services in northeastern Ohio and are direct, wholly-owned subsidiaries of FirstEnergy Corp. ("FirstEnergy"), a public utility holding company registered under PUHCA. Additionally, Penn Power is a direct, wholly-owned electric public utility subsidiary of OE that provides electric service in western Pennsylvania subject to the jurisdiction of the Pennsylvania Public Utility Commission. OES Nuclear, Incorporated is a wholly-owned subsidiary of OE and is the owner of a 17.42% interest in the Perry Nuclear Power Plant which it leases back to OE under a sale/leaseback arrangement.

2. FENGenco is an Ohio corporation. Through a series of transactions, FENGenco will become a subsidiary of FirstEnergy Solutions Corp. ("FES"), which, in turn, is a direct, wholly-owned subsidiary of FirstEnergy.

3. FENGenco, pursuant to PUHCA, will seek Exempt Wholesale Generator ("EWG") status from the Federal Energy Regulatory Commission ("FERC"). When


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


     approved, FENGenco will become an EWG that will sell the output of its interest in the Nuclear Assets to FES. Under PUHCA, FERC cannot bestow EWG status on FENGenco until the Nuclear Assets are deemed to each be an "eligible facility". And, in order for the Nuclear Assets to each be deemed an eligible facility, the state commission having jurisdiction over the rates and charges associated with the facility to be owned or operated by the EWG must find that the facility will benefit consumers, is in the public interest, and does not violate State law. The Ohio Operating Companies ask that the Commission make these findings with regard to the Nuclear Assets.

4. Amended Substitute Senate Bill 3 ("SB 3") requires that, absent a Commission waiver, competitive retail electric service be provided through a fully separated affiliate of an electric utility. Pursuant to SB 3 and the interim corporate separation plan ("CSP") filed by FirstEnergy on behalf of the Ohio Operating Companies, FENGenco has been formed for the purpose of owning, among other things, the Operating Companies' Nuclear Assets.

5.   As an EWG, FENGenco will be exempt from all provisions of PUHCA. Under
     Section 32 of PUHCA, EWGs must, in general, be exclusively engaged in the business of owning or operating "eligible facilities":

          any person determined by the Federal Energy Regulatory Commission to be engaged directly, or indirectly through one or more affiliates . . . , and exclusively in the business of owning or operating, or both owning and operating, all or part of one or more eligible facilities and selling electric energy at wholesale. . . .

          15 U.S.C. P. 79z-5a(a) (emphasis added).

6. Because rates for the electric energy produced by the Nuclear Assets were in effect under, inter alia, Ohio law, as applicable, as of October 24, 1992 (the date of the enactment of Section 32 of PUHCA), in order for the Nuclear Assets to be considered "eligible facilities" under PUHCA,

          (c) . . . every State commission having jurisdiction over any such rate or charge must make a specific determination that allowing such facility to be an eligible facility (1) will benefit consumers, (2) is in the public interest, and (3) does not violate State law; Provided, that in the case of such a rate or charge which is a rate or charge of an affiliate of a registered holding company:

               (A) such determination with respect to the facility in question shall be required from every State commission having jurisdiction over the retail rates and charges of the affiliates of such registered holding company . . . . (15
                    U.S.C. P. 79z-5a(c)).

7. A petition will be filed with the FERC seeking authorization for the contemplated transactions insofar as such transactions are subject to the jurisdiction of that agency. In accordance with Section 32(c) of PUHCA, the Ohio Operating Companies must also obtain from this Commission a specific determination that allowing the Nuclear Assets to be eligible facilities will benefit Ohio consumers, is in the public interest and does not violate Ohio law.

8. The approval of this Application meets the prerequisites of Section 32(c) and is warranted. The Nuclear Assets have been functionally separated from the Ohio Operating Companies since the Commission approved the Ohio Operating Companies' CSP. See generally, In re FirstEnergy Corp. on Behalf of Ohio Edison Company, et al, for Approval of Their Transition Plans, Case No. 99-1212-EL-ETP (Opinion and Order, July 19, 2000). Creating FENGenco is one of the final steps needed to implement the CSP. Because this transfer


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     affects corporate structure, rather than the substantive operations of the
     Nuclear Assets, the contemplated transactions will not adversely affect either the availability or reliability of electric supply to Applicants' customers or any other electricity customer. Moreover, the approval of the Application will further the development of competition, consistent with the goals of SB3, in general, and R.C. 4928.17(E), specifically -- the latter of which permits the divestiture of generating plants without Commission approval. In sum, there is nothing in Ohio law that prevents a determination that the Nuclear Assets are eligible facilities. In fact, as discussed above, the determination, which will facilitate the corporate separation contemplated in SB 3, is entirely consistent with Ohio law.

          WHEREFORE, the Ohio Operating Companies respectfully request that the Commission issue a determination that allowing the Nuclear Assets to be eligible facilities will benefit consumers, is in the public interest, and does not violate Ohio law. The Ohio Operating Companies further ask that, in order for the transfer of the Nuclear Assets to be effective by August 1, 2005, the Commission consider and approve this Application on an expedited basis. Respectfully submitted,

                                         /s/  Kathy J. Kolich
                                         --------------------
                                         Kathy J. Kolich (Reg No. 0038855)
                                         Senior Attorney
                                         76 South Main Street
                                         Akron, Ohio 44308
                                         Phone:  330-384-4580
                                         Fax:    330-384-3875
                                         Email:  kjkolich@firstenergycorp.com
                                                 ----------------------------


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                                                                    EXHIBIT D-13
                                                                    ATTACHMENT A
                                                                    ------------


                            NUCLEAR PLANT INFORMATION


---------------------------------------------------------------------------------------------
PLANT                  LOCATION                     APPROXIMATE MW       OWNERSHIP %/*/
---------------------------------------------------------------------------------------------
Beaver Valley 1        Shippingport, PA                 821              Ohio Edison 35%
                                                                         Penn Power 65%
---------------------------------------------------------------------------------------------
Beaver Valley 2        Shippingport, PA                 831              Ohio Edison 20.22%
                                                                         Penn Power 13.74%
                                                                         CEI 24.47%
                                                                         Toledo Edison 1.65%
---------------------------------------------------------------------------------------------
Davis-Besse            Oak Harbor, OH                   883              CEI 51.38%
                                                                         Toledo Edison 48.62%
---------------------------------------------------------------------------------------------
Perry                  North Perry Village, OH         1,260             OES Nuclear 17.42%
                                                                         Penn Power 5.24%
                                                                         Toledo Edison 19.91%
                                                                         CEI 44.85%
---------------------------------------------------------------------------------------------


----------
* Ownership percentages may not total to 100% because the sale/leaseback interests in certain plants are not being transferred.
